Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
517/372-9200

Neogen announces Bradley retirement

LANSING, Mich., Dec. 6, 2017 — Neogen Corporation (NASDAQ: NEOG) announced today that Ed Bradley has advised the company of his intentions to retire to pursue his personal interests. Bradley, vice president of Neogen’s Food Safety division, began his career with Neogen 23 years ago, and for the past 17 years has headed up most of the company’s food safety activities.

“Ed has been an important part of the team that has grown the company from less than $1 million a month in revenue to over 30 times that level,” said James Herbert, Neogen’s executive chairman. “Ed helped build a great team to carry on his legacy, including a team of 34 members each with more than 20 years of service.”

Beginning after the first of the year, Bradley plans to further develop timber and recreational property he owns near his birthplace near Savannah, Tennessee. Neogen has instituted a search for Bradley’s replacement, but in the meantime, he will continue to be available on a consulting basis to Neogen CEO John Adent.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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